May 27, 2014

Donald R. Peck
[Address]

Dear Donald:
This will confirm that we have agreed to the following terms and conditions regarding your separation from employment with LoJack Corporation (“LoJack” or the “Company”), for good and sufficient consideration more fully described below:
1.    Employment Status: The parties have mutually agreed that your employment with LoJack will terminate on June 30, 2014 (the “Termination Date”). For the period of time from the execution of this agreement, up to and including the Termination Date (the “Transition Period”), you shall continue to cooperate fully and completely to transition responsibilities, relationships, clients and other professional relationships, including those with prospects and business partners, to the Company.
2.     Severance Payments: Provided that you execute this Agreement and the attached Release and Waiver of Claims (the “Release”) and do not revoke your signature, then LoJack will pay you 58 weeks of severance (the “Severance Period”). Your severance pay will be calculated at a rate equal to your current bi-weekly gross salary of $13,068.75 and will be less withholdings as required by law or as authorized by you. Your severance payments will be made to you in equal bi-weekly installments commencing within 60 days of the Termination Date in accordance with LoJack’s usual pay schedule starting on the first regular pay date after the expiration of the Revocation Period described in Paragraph 8 below. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
3.    Payment of Vacation and Other Expenses: Regardless of whether you sign this Agreement, on the Termination Date, LoJack will pay you the balance of your vacation days accrued but not yet taken as of the Termination Date, less withholdings as required by law. LoJack will also reimburse all approved expenses incurred prior to such date in the ordinary course of business.
4.    Benefits: Your right to continue coverage under LoJack’s group dental, medical and vision insurance plans under COBRA, 29 U.S.C. §1161 et seq., will commence on the Termination Date. If applicable, Benefit Concepts, LoJack’s COBRA administrator, will provide you with separate written information and notification of your right to continue such coverage. LoJack will pay the employer portion of the premium for such coverage through the Severance Period and the employee portion will be billed to you once you have elected the COBRA option with Benefit Concepts.
You may elect to convert your Basic Group Life Insurance coverage to an individual policy with Reliance Standard Insurance Company.  If you are interested in exploring this option, conversion forms and rates have been included for your convenience. Please note that you only have 30 days from the Termination Date to submit these forms back to Human Resources to submit to Reliance Standard Insurance Company in order to convert/port your current coverage to an individual policy.
If you have ever been a participant in the LoJack 401(k) Plan, please contact Fidelity Investments at (800) 294 - 4015 to request a distribution of your account or to discuss the options available to you.
The Company will provide you with 6 months of outplacement transition services commencing on the date hereof through New Directions. New Directions and Human Resources will provide specific information outlining the benefits of this executive program.
LoJack will provide you with support to reimburse you for medical expenses associated with the Mass General Hospital executive exam perquisite for the 2014 calendar year. All expenses associated with this benefit, must be submitted by no later than December 31, 2014.
LoJack will also support you with reimbursement for tax planning not to exceed $4,000 per year for the calendar year 2014. An invoice of services must be submitting with the request for reimbursement no later than December 31, 2015. This will be a taxable benefit to you.

Your eligibility to participate in all other LoJack benefit plans will end on the Termination Date.
Your Change in Control Agreement with the Company shall terminate as of the Termination Date and pursuant to the terms of the Change in Control Agreement, be of no further force and effect as of the Termination Date.
5.    2014 Bonus: Subject to your compliance with the provisions of this Agreement and execution and non-revocation of the Release, you shall be eligible to receive a prorated (through the Termination Date) portion of your annual bonus for 2014, to be paid to you no later than March 15, 2015, if earned, based on the performance of the Company, in accordance with the terms of the Company’s Annual Incentive Plan and consistent with the Annual bonuses paid to the Company’s employees at such to time under the Annual Incentive Plan.
6.    Equity Awards: Except as otherwise provided in this Section 6, your outstanding equity grants shall be governed by the terms of the Company’s 2008 Stock Incentive Plan and the respective grant documents, including the stock option agreements and restricted stock agreements, as the case may be.
a) Subject to your execution of, and the effectiveness of, this Agreement and the Release, on the Termination Date, (i) you will become vested in 2/3rds of the shares (i.e., 33,708) granted under your October 18, 2011 time-based restricted stock grant, (ii) you will become vested in 2/3rds of the shares (i.e. 27,692 shares) granted under your May 17, 2012 time-based restricted stock grant, and (iii) you will become vested in 1/3rd of the shares (i.e. 6,157) granted under your May 6, 2013 time-based restricted stock grant. All other non-vested shares underlying time-based and performance-based restricted stock grants will be forfeited on the Termination Date.
b) The unvested portion of your stock option grants shall be forfeited in their entirety on the Termination Date. You shall be entitled to exercise all vested stock options for a period of one year following the Termination Date.
c) You agree that prior to November 1, 2014, without the prior written consent of the Company, you will not sell or otherwise transfer any shares of the Company’s common stock, other than the 13,846 performance shares (less any shares withheld for tax purposes) that you earned in February 2014.
7.    General Release of Claims: In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation and its directors, officers, employees, agents, successors and assigns (the “Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Releasees, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. You represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.
This General Release of Claims shall not apply to (a) any vested interest you may have in any 401(k), pension or employee welfare plan by virtue of your employment with LoJack; (b) any claim that may arise after you sign this Agreement; (c) any claim that may not be waived by law; (d) any claim by you to enforce this Agreement, and (e) any right you may have to file, cooperate or participate in any proceeding before a fair employment practices agency; provided, however that you hereby waive any right to recover any monetary benefits or damages in connection with any proceeding brought against LoJack on your behalf or on behalf of a class of which you may be a member.
8.    Waiver of Rights and Claims Under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act.

a.
You have been informed that since you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination and Employment Act and/or the Older Workers Benefit Protection Act. In consideration for the compensation described in paragraph 2 herein, you specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.

b.	You have the right to and should consult with an attorney of your own choice prior to signing this Agreement.

c.	You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it.

d.
You will have seven (7) days after signing this Agreement to revoke your signature (the “Revocation Period”). If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day Revocation Period.

9.    Affirmation of Continuing Obligations; Return of LoJack Property: You hereby acknowledge and reaffirm your continuing obligations under your LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you will return all such property to LoJack by the Termination Date.
10.    Confidentiality: You agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the terms of this Agreement except to your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, and except as may be necessary to enforce the Agreement or upon court order. You also may disclose this Agreement if required to do so in conjunction with any claim that you may file for unemployment compensation benefits.
11.    Mutual Non-Disparagement: You agree not to take any action or make any statement, written or oral, that disparages LoJack or any of LoJack’s directors, officers, employees or agents, or that has the intended or foreseeable effect of harming LoJack’s business or reputation or the personal or business reputation of any of LoJack’s directors, officers, employees or agents. The Company agrees that its officers shall not take any action or make any statement (or authorize any action or statement), written or oral, that disparages you or that has the intended or foreseeable effect of harming your personal or business reputation.
12.    Insider Trading. You hereby acknowledge and reaffirm your continuing obligations under the LoJack Corporation Statement of Company Policy on Insider Information. These obligations continue to apply following the Termination Date, until such time as any material, nonpublic information possessed by you has become public or is no longer material.
13.    Litigation and Regulatory Cooperation. You agree you will cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You further agree you will cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall provide you with compensation for such litigation and consulting cooperation at a daily rate of $3,000.00, and reimburse you for all costs and expenses incurred in connection with your performance under this Section 13.
14.    Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your separation of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments of benefits ultimately paid or provided to you) until the date that is six months following your Termination Date with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code). Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

15.    General Provisions:
a)    Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.
b)    Enforcement; Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.
c)    Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack, except as provided in Paragraph 6. You agree that LoJack has not made any warranties, representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.
d)    Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.
Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.
Sincerely,

/s/ Jeannine Lombardi-Sheehan
Jeannine Lombardi-Sheehan
Vice President, Human Resources
Accepted and Agreed:

/s/ Donald R. Peck	Dated:	May 27, 2014
Donald R. Peck

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
(DO NOT SIGN UNTIL ON OR AFTER THE TERMINATION DATE)

In consideration of the payments and benefits set forth in this Agreement, to which this form is attached, I, Donald R. Peck, hereby furnish LoJack Corporation (“LoJack” or the “Company”), with the following release and waiver of claims (the “Closing Release”).

A. General Release: I hereby generally and completely release the Company and its directors, officers, employees, agents, successors and assigns (the “Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which I now have or ever have had against the Releasees, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. I also hereby waive any claim for reinstatement, attorney’s fees, or costs. I represent that I have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to my employment and/or the cessation thereof.
This General Release of Claims shall not apply to (a) any vested interest I may have in any 401(k), pension or employee welfare plan by virtue of your employment with LoJack; (b) any claim that may arise after I sign this Agreement; (c) any claim that may not be waived by law; (d) any claim by me to enforce this Agreement, and (e) any right I may have to file, cooperate or participate in any proceeding before a fair employment practices agency; provided, however that I hereby waive any right to recover any monetary benefits or damages in connection with any proceeding brought against LoJack on my behalf or on behalf of a class of which I may be a member.
B. Waiver of Rights and Claims Under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act: I have been informed that since I am 40 years of age or older, I have or might have specific rights and/or claims under the Age Discrimination and Employment Act and/or the Older Workers Benefit Protection Act. In consideration for the compensation described in paragraph 2 herein and elsewhere in the Agreement, I specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Closing Release was executed. I have been informed that: (a) I have the right to and should consult with an attorney of my own choice prior to signing this Closing Release; (b) I have until twenty-one (21) days from the Termination Date to decide whether to sign it; (c) I will have seven (7) days after signing this Closing Release \to revoke my signature (“Closing Release Revocation Period”); (d) If I revoke my signature, I understand I must do so in a writing addressed and delivered to Jeannine Lombardi-Sheehan prior to the end of the Closing Release Revocation Period; and (e) This Closing Release shall not become effective, and neither LoJack nor I shall have any rights or obligations hereunder, until the expiration of the Closing Release Revocation Period.
C. Affirmation of Continuing Obligations; Return of LoJack Property: I hereby acknowledge and reaffirm my continuing obligations under my LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement. I also assert that I have returned to LoJack all documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into my possession or been produced by me in connection with my employment.
This Closing Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. The Closing Release may only be modified by a writing signed by both me and an authorized representative of LoJack.

DATE: May 27, 2014	By:	/s/ Donald R. Peck
Donald R. Peck